Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics to Re-submit Pixantrone NDA in Consideration for

Accelerated Approval in Accordance with Guidance from FDA’s Office of

New Drugs

•	Additional independent radiographic review of progression endpoints and information regarding circumstances of stopping trial early only new information requested

•	Conference call and webcast to be held on Tuesday, May 3, 2011 at 8:30 AM Eastern time/2:30 PM Central European time/5:30 AM Pacific time

SEATTLE, May 3, 2011—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) today announced that the Office of New Drugs (the “OND”) of the U.S. Food and Drug Administration (the “FDA”) after carefully reviewing the materials CTI submitted in support of its appeal, the reviews of the New Drug Application (the “NDA”) for pixantrone prepared by the FDA staff, the transcript of the March 22, 2010 Oncology Drugs Advisory Committee meeting and consulting with the Center for Drug Evaluation and Research’s (the “CDER”) Deputy Director of Clinical Science and the Office of Biostatistics, concluded that accelerated approval of pixantrone NDA 022481 may not necessarily be out of reach based on a single controlled clinical trial, provided two key matters can be satisfactorily resolved. First, the submission of information regarding the circumstances surrounding the decision of stopping the trial early to assure that ongoing results assessment were not dictating the decision to stop and, second, ascertainment of the soundness of the primary endpoint after an additional independent radiologic review. If these two key matters are addressed satisfactorily, then PIX301 could be deemed successful, having achieved its primary and secondary endpoints and a re-review of safety and efficacy would be warranted.

OND denied the dispute appeal request to conclude that the efficacy of pixantrone has been demonstrated, but disagreed with the conclusion in the Complete Response Letter that PIX301 was a failed study, which warranted application of an interim analysis statistical thresholds.

“We are gratified and excited that based on a thorough review of our appeal arguments and NDA review that OND provided us the opportunity to re-submit the NDA for re-review and importantly that an additional clinical trial would not necessarily be required for accelerated approval should the two key matters raised be addressed satisfactorily,” said James A. Bianco M.D., CEO of CTI. “This was the right decision in the interests of patients with relapsed refractory aggressive NHL beyond second line therapy for whom there are no approved or effective drugs.”

As a result of this important new development, the Company plans to move quickly to request a meeting with the appropriate Division of the FDA's Office of Oncology Drug Products and to submit the requested information, as well as all other relevant data requested in the Complete Response Letter, in a re-submission as soon as practical. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines, the re-submitted NDA would have a 6 month review cycle.

501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:815534.2	T 206.282.7100 F 206.284.6206

Conference Call Information

On Tuesday, May 3, 2011, at 8:30 a.m. Eastern time/2:30 p.m. Central European time/5:30 a.m. Pacific time, members of CTI’s management team will host a conference call.

Conference Call Numbers

Tuesday, May 3, 2011 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-9205 (US Participants – Toll-Free)

1-480-629-9835 (US Participants)

800-149-070 (Italy Participants – Toll-Free)

39-02-30-350-9038 (Italy Participants)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4438455#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II but unlike anthracyclines—rather than intercalation with DNA—pixantrone alkylates DNA—forming stable DNA adducts with particular specificity for CpG rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone in an effort to prevent the binding of iron and perpetuation of superoxide production—both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline-like potency in the treatment of relapsed/refractory diffuse large lymphoma without unacceptable rates of cardiotoxicity.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:815534.2	T 206.282.7100 F 206.284.6206

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This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory diffuse large NHL and/or other tumors as determined by the FDA and/or the EMA, whether alone or in combination with rituximab, that accelerated approval by the FDA of pixantrone may not be possible or occur, that CTI may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the OND and/or the FDA, that CTI’s interpretation of the guidance provided by the OND may be different than the intent of the OND, that the OND may change its guidance, that the PIX301 study may not be deemed successful, that a re-review of the pixantrone NDA may not be warranted and, if warranted, that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that the FDA may require an additional clinical trial of pixantrone, that if CTI conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the FDA may not provide CTI with a meeting quickly, that CTI may not be able to provide satisfactory information in response to the FDA’s Complete Response, that CTI may not be able to re-submit the pixantrone NDA quickly, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:815534.2	T 206.282.7100 F 206.284.6206

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:815534.2	T 206.282.7100 F 206.284.6206